Exhibit 4.1
EXECUTION VERSION
FIRST SUPPLEMENTAL INDENTURE
This FIRST SUPPLEMENTAL INDENTURE, dated as of April 20, 2020 (this “Supplemental Indenture”), is made and entered into by Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Base Indenture referred to below.
RECITALS
A.Section 9.02 of the Indenture, dated December 8, 2017, by and between the Company and the Trustee (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”) provides that the Company may amend or supplement the Base Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities (provided that any amendment or supplement to the Base Indenture that extends the stated maturity of the principal of any Security or makes other specified changes requires the consent of the Holder of each outstanding Security affected).
B.Each Holder has executed a written instrument or otherwise delivered its consent pursuant to the Applicable Procedures consenting to the extension of the maturity date of the Securities and certain other amendments in relation to the extended maturity date.
NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the Securities:
Section 1. Preamble. The second sentence of the preamble of the Base Indenture is hereby amended and restated as follows:
“Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 5.75% Convertible Senior Notes due 2023 (the “Securities”).”
Section 2. Definitions. The following terms in Section 1.01 of the Base Indenture are added or amended and restated, as applicable, as follows:
(a)“Acquisition” means any acquisition by the Company or any Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (1) at least a majority of the assets or property and/or liabilities or a business line, product line, unit or division of, any other Person, (2) Capital Stock of any other Person such that such other Person becomes a Subsidiary and (3) additional Capital Stock of any Subsidiary not then held by the Company or any Subsidiary.
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(b)“Investment Agreement” means the Investment Agreement, dated as of November 8, 2017, by and among Cornerstone OnDemand, Inc. and the other parties thereto, as amended by the Amendment to Investment Agreement, dated as of November 28, 2017, the Second Amendment to Investment Agreement, dated February 25, 2018, and the Amended and Restated Third Amendment to Investment Agreement, dated as of March 13, 2020.
(c)“Maturity Date” means March 17, 2023.
(d)“OID Indebtedness” shall mean additional Indebtedness incurred to fund an original issue discount on the Indebtedness incurred to finance the Transactions (as defined in the Investment Agreement), provided, however, that OID Indebtedness shall not exceed an amount equal to 4.50% of the principal amount of the Indebtedness incurred to finance the Transactions, and provided further that in no event shall “OID Indebtedness” exceed an amount (not to be less than zero) equal to the excess of (i) the sum of the total Indebtedness incurred to finance the Transactions (including any “OID Indebtedness”) and $50,000,000 over (ii) $1,035,000,000.
(e)“Ordinary Course Obligations” means intercompany Indebtedness among the Company and its Subsidiaries, obligations in respect of cash management, purchase cards, payment processing services, netting and treasury services, obligations in respect of corporate credit cards not to exceed $10 million, bid bonds, performance bonds and surety bonds and similar obligations, insurance premium financing, and Hedging Obligations in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes, in each case in the ordinary course of business.
(f)“Permitted Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) by the Company and/or any Subsidiary of the Company in exchange for, or to extend, renew, replace or refinance, in whole or part, any Indebtedness (or unused revolving commitments) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (including any unused revolving commitment at such time to the extent replaced with a revolving commitment) (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing) and (b)(1) has a maturity equal to or later than March 17, 2024, and (2) has either a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt or provides for no greater amortization than the Refinanced Debt prior to March 17, 2024.
(g)“Subordinated Indebtedness” means, with respect to the Notes, any Indebtedness of the Company and its Subsidiaries which is by its terms subordinated in right of payment to the Notes.

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(h)“Weighted Average Life to Maturity” means, when applied to any
Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
Section 3. Limitation on the Incurrence of Indebtedness. Section 4.07 of the Base Indenture is hereby amended by adding a new proviso to the end of the last sentence thereof, as follows:
“; provided, further, that, notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to incur (i) Indebtedness consisting of working capital and/or revolving indebtedness and, solely to finance the Transactions (as defined in the Investment Agreement) or Acquisitions, other Indebtedness so long as (A) all outstanding Indebtedness (excluding Subordinated Indebtedness, the Notes and undrawn letters of credit) on the date on which such Indebtedness is incurred (or, for purposes of clause (i)(A)(2) in connection with the Transactions or another Acquisition, at the Company’s option, the date of execution of the definitive agreement for the Transactions or such Acquisition, as applicable) would not exceed the lesser of (1) $1,035,000,000, (2) the maximum principal amount that would result in the Consolidated Total Debt Ratio not exceeding 4.91 to 1.00 and (3) the maximum principal amount that would result in the Consolidated Net Debt Ratio not exceeding 4.55 to 1.00 (excluding, for purposes of calculating the Consolidated Total Debt Ratio and the Consolidated Net Debt Ratio for purposes of the preceding clauses (i)(A)(2) and (3), all Subordinated Indebtedness) and (B) Consolidated Total
Indebtedness on the date on which such Indebtedness is incurred (or, for purposes of this clause (i)(B)(2) in connection with the Transactions or another Acquisition, at the Company’s option, the date of the execution of the definitive agreement for the Transactions or for such Acquisition, as applicable) would not exceed the lesser of (1) $1,335,000,000, (2) the maximum principal amount that would result in the Consolidated Total Debt Ratio not exceeding 6.33 to 1.00 and (3) the maximum principal amount that would result in the Consolidated Net Debt Ratio not exceeding 5.97 to 1.00, in each case of clause (A) and (B), (x) determined on a pro forma basis after giving effect to such incurrence and the application of the proceeds thereof (including the consummation of the Transactions and any such Acquisitions, as applicable), (y) excluding OID Indebtedness, if any, and (z) so long as such Indebtedness in this clause (i) has a maturity date and a Weighted Average Life to Maturity which are not earlier than March 17, 2024, (ii) Indebtedness consisting of undrawn letters of credit; (iii) Indebtedness constituting Permitted Refinancing Indebtedness in respect of the Notes or any Indebtedness permitted pursuant to clause (i), (iv) Ordinary Course Obligations to the extent not funded with Indebtedness of the sort described in clauses (i) and (iii), and (v) purchase price adjustments in respect of the Transactions pursuant to the Purchase Agreement. Notwithstanding anything to contrary herein, for the purposes of calculating the Consolidated Total Debt Ratio and the Consolidated Net Debt Ratio with respect to Indebtedness incurred to finance the Transactions, (a) the Applicable Measurement Period for purposes of calculating Consolidated Adjusted EBITDA shall be deemed to be the four consecutive fiscal quarters ended December 31, 2019 and (b) Consolidated

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Adjusted EBITDA for such period, determined on a pro forma basis after giving effect to the consummation of the Transactions, shall be deemed to be $211.0 million.”
Section 4. Conversion Procedure and Payment Upon Conversion. Section 10.02 of the
Base Indenture is amended by replacing “June 15, 2021” in clause (a)(i) thereof with “March 1,
2023.”
Section 5. Make-Whole Fundamental Change. Section 10.14(b) of the Base Indenture
is amended and restated as follows:
“(b) As used herein, “Make-Whole Applicable Increase” shall mean, with respect to a Make-Whole Fundamental Change, the amount, set forth in the following table, which corresponds to the Effective Date and the Applicable Price of such Make-Whole Fundamental Change:

 Applicable Price
Effective Date  $34.85  $37.50  $40.00  $42.00  $45.00  $50.00  $60.00  $70.00  $80.00  $100.00  $120.00  $140.00  $160.00

February 24, 2020	4.88150	4.30270	3.85700	3.55520	3.17490	2.68460	2.03880	1.63810	1.36660	1.02060	0.80620	0.65810	0.54860
July 1, 2020	4.88150	4.21040	3.74630	3.43450	3.04470	2.54820	1.90820	1.52130	1.26410	0.94190	0.74470	0.60920	0.50920
January 1, 2021	4.88150	4.07410	3.57300	3.24070	2.83090	2.32100	1.69030	1.32760	1.09540	0.81350	0.64460	0.52930	0.44440
July 1, 2021	4.88150	3.90960	3.35780	2.99760	2.56180	2.03600	1.42170	1.09340	0.89430	0.66250	0.52660	0.43420	0.36610
January 1, 2022	4.88150	3.70530	3.07950	2.67930	2.20800	1.66540	1.08650	0.81170	0.65840	0.48890	0.39090	0.32390	0.27420
July 1, 2022	4.88150	3.41630	2.66950	2.20880	1.69130	1.14580	0.65970	0.47700	0.38790	0.29270	0.23610	0.19640	0.16680
January 1, 2023	4.88150	2.91470	1.84550	1.25140	0.70220	0.31400	0.14620	0.11270	0.09610	0.07460	0.06050	0.05040	0.04280
March 17, 2023	4.88150	2.85390	1.18730	–	–	–	–	–	–	–	–	–	–
provided, however, that:
(i)if the actual Applicable Price of such Make-Whole Fundamental Change is between two (2) Applicable Prices listed in the table above under the row titled “Applicable Price,” or if the actual Effective Date of such Make-Whole Fundamental Change is between two Effective
Dates listed in the table above in the column immediately below the title “Effective Date,” then the Make-Whole Applicable Increase for such Make-Whole Fundamental Change shall be determined by linear interpolation between the Make-Whole Applicable Increases set forth for such higher and lower Applicable Prices, or for such earlier and later Effective Dates based on a three hundred and sixty five (365) day year, as applicable;
(ii)if the actual Applicable Price of such Make-Whole Fundamental Change is greater than $160.00 per share (subject to adjustment in the same manner as the Applicable Prices pursuant to Section 10.14(b)(iii)), or if the actual Applicable Price of such Make-Whole Fundamental Change is less than $34.85 per share (subject to adjustment in the same manner as the Applicable Prices pursuant to Section 10.14(b)(iii)), then the Make-Whole Applicable Increase shall be equal to zero (0);
(iii)if an event occurs that requires, pursuant to this Article 10 (other than solely

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pursuant to this Section 10.14), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each Applicable Price set forth in the table above under the column titled “Applicable Price” shall be deemed to be adjusted so that such Applicable Price, at and after such time, shall be equal to the product of (A) such Applicable Price as in effect immediately before such adjustment to such Applicable Price and (B) a fraction the numerator of which is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and the denominator of which is the Conversion Rate to be in effect, in accordance with this Article 10, immediately after such adjustment to the Conversion Rate;
(iv)each Make-Whole Applicable Increase amount set forth in the table above shall be adjusted in the same manner, for the same events and at the same time as the Conversion Rate is required to be adjusted pursuant to Section 10.06 through Section 10.13; and”
Section 6. Form of Security. On and as of the Operative Date, Exhibit A of the Base Indenture shall be amended and restated in its entirety in the form annexed hereto as Exhibit A and the Company shall thereafter execute and deliver the Securities in such new form (the “New Securities”) to the Trustee for authentication. All Securities that have been previously issued and authenticated shall be deemed amended and replaced by the New Securities from and after the Operative Date.
Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 9. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. U.S. Bank National Association is entering into this Supplemental Indenture pursuant to the delivery of consents of all of the Holders of Securities and in reliance on the Officers’ Certificate and Opinion of Counsel delivered to the Trustee in connection herewith.
Section 10. No Other Amendments. Except as expressly set forth herein, all other terms of the Base Indenture shall remain in full force and effect.
Section 11. Record Date. The Company informs the Trustee that the voting record date for purposes of this Supplemental Indenture is March 17, 2020.
Section 12. Condition of Operation of Amendments. This Supplemental Indenture shall become effective upon execution by the parties hereto, however, the provisions of this

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Supplemental Indenture shall not become operative unless the Transactions (as defined in the Investment Agreement) are consummated on or before the Outside Date (as defined in the Investment Agreement) (such operative date, the “Operative Date”). If the Transactions (as defined in the Investment Agreement) are not consummated on or before the Outside Date (as defined in the Investment Agreement) this Supplemental Indenture shall be null and void and shall not be deemed to have amended or modified the rights and obligations under the Base Indenture in any way. The Company shall deliver prompt written notice to the Trustee if the Outside Date (as defined in the Investment Agreement) has occurred or if the Supplemental Indenture are otherwise operative.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CORNERSTONE ONDEMAND, INC.

By: ______________________________
Name: Brian Swartz
Title: Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: ______________________________
Name: Paula Oswald
Title: Vice President

EXHIBIT A
FORM OF SECURITY

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EXHIBIT A
[FORM OF FACE OF SECURITY]
[INSERT SECURITY PRIVATE PLACEMENT LEGEND AND GLOBAL SECURITY LEGEND, AS REQUIRED]
[THIS SECURITY IS AN SL SECURITY WITHIN THE MEANING OF THE INDENTURE]1 [INSERT ORIGINAL ISSUE DISCOUNT LEGEND, AS REQUIRED]
CORNERSTONE ONDEMAND, INC.
Certificate No.
5.75% Convertible Senior Notes Due 2023 (the “Securities”)
[CUSIP No. [ ]
ISIN No. [ ]]2
Cornerstone OnDemand, Inc., a Delaware corporation (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to [ ]3 [Cede & Co.]4, or its registered assigns, the principal sum [of [ ] dollars ($[ ])]5 [as set forth in the “Schedule of Increases and Decreases in the Global Security” attached hereto, which amount, taken together with the principal amounts of all other outstanding Securities, shall not, unless permitted by the Indenture, exceed THREE HUNDRED MILLION dollars ($300,000,000) in aggregate at any time, in accordance with the rules and procedures of the Depository]6, on March 17, 2023 (the “Maturity Date”), and to pay interest thereon, as provided on the reverse hereof, until the principal and any unpaid and accrued interest are paid or duly provided for.
Interest Payment Dates: January 1 and July 1.
Record Dates: December 15 and June 15.

•This is included for SL Securities.
•This is included for Global Securities.
SL Securities that are Restricted Global Securities shall bear CUSIP 21925YAC7 and ISIN US21925YAC75.
SL Securities that are Unrestricted Global Securities shall bear CUSIP 21925YAD5 and ISIN US21925YAD58.
Restricted Global Securities other than SL Securities shall bear CUSIP 21925YAE3 and ISIN US21925YAE32.
Unrestricted Global Securities other than SL Securities shall bear CUSIP 21925YAF0 and ISIN US21925YAF07. 3 This is included for Physical Securities. 4 This is included for Global Securities.
•This is included for Physical Securities.
•This is included for Global Securities.
The provisions on the back of this certificate are incorporated as if set forth on the face hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly signed.

CORNERSTONE ONDEMAND, INC.

By:

  Name:   Title:
Dated: ________________
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:

   Authorized Signatory
Dated: ________________
[Authentication Page for Cornerstone OnDemand, Inc.’s 5.75% Convertible Senior Notes due 2023]

[FORM OF REVERSE OF SECURITY]
CORNERSTONE ONDEMAND, INC.
5.75% Convertible Senior Notes Due 2023
1.Interest. Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest, payable semiannually in arrears, on January 1 and July 1 of each year, with the first payment to be made on January 1, 2018. Interest on the Securities will accrue on the principal amount from, and including, the most recent date to which interest has been paid or provided for or, if no interest has been paid, from, and including, December 8, 2017, in each case to, but excluding, the next Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay, in cash, interest on any overdue amount (including, to the extent permitted by applicable law, overdue interest) at the rate borne by the Securities. In certain circumstances, Additional Interest and/or Special Interest will be payable in accordance with Section 4.03 and Section 6.01, respectively, of the Indenture (as defined below) and any reference to “interest” shall be deemed to include any such Additional Interest and/or Special Interest.
2.Maturity. The Securities will mature on the Maturity Date.
3.Method of Payment. Except as provided in the Indenture, the Company will pay interest on the Securities to the Persons who are Holders of record of Securities at the Close of Business on the Record Date set forth on the face of this Security immediately preceding the applicable Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect the principal amount plus, if applicable, accrued and unpaid interest, if any, or the Fundamental Change Repurchase Price, payable as herein provided on the Maturity Date, or on any Fundamental Change Repurchase Date, as applicable.
4.Paying Agent, Registrar, Conversion Agent. Initially, U.S. Bank National Association, as trustee (the “Trustee”) will act as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar or Conversion Agent without prior notice.
5.Indenture. The Company issued the Securities under an Indenture dated as of December 8, 2017, as amended by that certain First Supplemental Indenture, dated as of April 20, 2020 (the “Indenture”) each between the Company and the Trustee. The Securities are subject to all terms set forth in the Indenture, and Holders are referred to the Indenture for a statement of such terms. The Securities are unsecured senior obligations of the Company limited to $300,000,000 aggregate principal amount, except as otherwise provided in the Indenture (and except for Securities issued in substitution for destroyed, lost or wrongfully taken Securities). Terms used herein without definition and which are defined in the Indenture have the meanings assigned to them in the Indenture. In the event of any inconsistency between the terms of this Security and the terms of the Indenture, the terms of the Indenture shall control.
6.Redemption. No redemption or sinking fund is provided for the Securities.
7.Repurchase at Option of Holder Upon a Fundamental Change. Subject to the terms and conditions of the Indenture, in the event of a Fundamental Change, each Holder of the Securities shall have the right, at the Holder’s option, to require the Company to repurchase such Holder’s Securities, including any portion thereof which is $1,000 in principal amount or an integral multiple thereof, on the Fundamental Change Repurchase Date at a price payable in cash equal to the Fundamental Change Repurchase Price.
8.Conversion. The Securities shall be convertible into Common Stock as specified in the Indenture. To convert a Security, a Holder must satisfy the requirements of Section 10.02(a) of the Indenture. A Holder may convert a portion of a Security if the portion is $1,000 principal amount or an integral multiple thereof.
Upon conversion of a Security, the Holder thereof shall be entitled to receive the Common Stock and, if applicable, cash in lieu of any fractional shares of Common Stock payable upon conversion in accordance with Article 10 of the Indenture.
9.Denominations, Transfer, Exchange. The Securities are in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with certain transfers or exchanges as set forth in the Indenture. The Company or the Trustee, as the case may be, shall not be required to register the transfer of or exchange any Security for which a Repurchase Notice has been delivered, and not withdrawn, in accordance with the Indenture, except the unrepurchased portion of Securities being repurchased in part.
10.Persons Deemed Owners. The registered Holder of a Security will be treated as its owner for all purposes. Only registered Holders of Securities shall have the rights under the Indenture.
11.Amendments, Supplements and Waivers. The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Securities, and in certain other circumstances, with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities and in other circumstances with consent of the Holders of one hundred percent (100%) of the aggregate principal amount of the outstanding Securities, to amend or supplement the Indenture or the Securities.
12.Defaults and Remedies. Subject to certain exceptions, if an Event of Default occurs and is continuing, the Trustee by notice to the Company or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Securities then outstanding by notice to the Company and the Trustee may declare the principal of, and any accrued and unpaid interest on, all Securities to be due and payable immediately. If any of certain bankruptcy or insolvencyrelated Events of Default occurs and is continuing, the principal of, and accrued and unpaid interest on, all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Securities then outstanding by written notice to the Trustee may rescind or annul an acceleration and its consequences if certain conditions specified in the Indenture are satisfied.
13.Trustee Dealings with the Company. The Trustee under the Indenture, or any banking institution serving as successor Trustee thereunder, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for, the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.
14.Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent in accordance with the Indenture.
15.Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (Uniform Gifts to Minors Act).
16.Ranking. The Securities shall be senior unsecured obligations of the Company and will rank equal in right of payment to all senior unsecured indebtedness of the Company, and will rank senior in right of payment to any indebtedness that is contractually subordinated to the Securities.
THE COMPANY WILL FURNISH TO ANY HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO:
Cornerstone OnDemand, Inc.
1601 Cloverfield Blvd., Suite 620S
Santa Monica, CA 90404
Attention: Adam Weiss, General Counsel
Fax: +1 (650) 429-9137
Email: aweiss@csod.com

ATTACHMENT 1
FORM OF ASSIGNMENT

I or we assign to
PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER

(please print or type name and address)
the within Security and all rights thereunder, and hereby irrevocably constitute and appoint

Attorney to transfer the Security on the books of the Company with full power of substitution in the premises.

Dated:

     NOTICE: The signature on this assignment
must correspond with the name as it appears upon the face of the within Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program
or in such other guarantee program acceptable
             to the Registrar, or be notarized.
    Signature Guarantee or
Notarization:

In connection with any transfer of this Security occurring prior to the Resale Restriction Termination Date, the undersigned confirms that it is making, and it has not utilized any general solicitation or general advertising in connection with, the transfer:
[Check One]
(1)____  to Cornerstone OnDemand, Inc. or any Subsidiary thereof; or
(2)____ pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended (the “Securities Act”);
(3)____ to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A;
(4)____  pursuant to an exemption from registration provided by Rule 144 under the Securities Act; or (5) ____  pursuant to any other available exemption from the registration requirements of the Securities Act.
Unless one of the items (1) through (5) is checked, the Registrar will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if item (4) or (5) is checked, the Company, the transfer agent or the Registrar may require, prior to registering any such transfer of the Securities, in their sole discretion, such written certifications and, in the case of item (5), such other evidence or legal opinions required by the Indenture to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended.
If none of the foregoing items are checked, the Trustee or Registrar shall not be obligated to register this Security in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in the Indenture shall have been satisfied.

Dated:     Signed:

     (Sign exactly as name appears on the other side
             of this Security)
Signature Guarantee or Notarization:

ATTACHMENT 2
FORM OF CONVERSION NOTICE
To convert this Security in accordance with the Indenture, check the box: ☐
To convert only part of this Security, state the principal amount to be converted (must be in multiples of $1,000):
$__________________
If you want the stock certificate representing the Common Stock issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

[ ] CHECK IF APPLICABLE:    The person in whose name the Common Stock will
be issued is not (and has not been for the three months preceding the applicable Conversion Date) an “affiliate” (as defined in Rule 144 under the Securities Act of 1933, as amended) of the
Company, and the Common Stock will upon   issuance be freely tradable by such person.

Date:______________     Signature(s):

     (Sign exactly as your name(s) appear(s) on the
             other side of this Security)

Signature(s) guaranteed / notarized           by:

     (All signatures must be guaranteed by a
guarantor institution participating in the Securities Transfer Agents Medallion Program
or in such other guarantee program acceptable to
             the Trustee, or be notarized.)

ATTACHMENT 3
FORM OF REPURCHASE NOTICE

Certificate No. of Security: ___________
Principal Amount of this Security: $ ___________
If you want to elect to have this Security purchased by the Company pursuant to Section 3.01 of the Indenture, check the box: ☐
If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.01 of the Indenture, state the principal amount to be so purchased by the Company:
$ __________________________________
(in an integral multiple of $1,000)

Date:__________________   Signature(s):

(Sign exactly as your name(s) appear(s) on the
  other side of this Security)
Signature(s) guaranteed / notarized by:

 (All signatures must be guaranteed by a
guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee, or be notarized.)

SCHEDULE A1
SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL SECURITY
CORNERSTONE ONDEMAND, INC.
5.75% Convertible Senior Notes Due 2023
The initial principal amount of this Global Security is _______ DOLLARS ($_________). The following increases or decreases in this Global Security have been made:

Principal
Amount of  Amount of  Amount of this decrease in  increase in  Global  Signature of Principal  Principal  Security  authorized
        Date of  Amount of this  Amount of this  following such  signatory of
        Increases and  Global  Global  decrease or  Trustee or
        Decreases    Security    Security    increase    Custodian

1 This is included in Global Securities.